Capital Alliance Income Trust Reports Second Quarter 2008 Earnings and Announces New Name

SAN FRANCISCO, CA -- 08/14/2008 -- Capital Alliance Income Trust Ltd. ("CAIT") (AMEX: CAA), a specialty lender organized as a real estate investment trust ("REIT"), filed its 10-Q on August 14, 2008 reporting net income of $2,098 ($0.01 basic and diluted per share) for the three months ended June 30, 2008, as compared to net loss of $135,964 (($0.36) basic and diluted) for the like period in 2007. CAIT also reported net income of $11,366 ($0.03 basic and diluted per share) for the six months ended June 30, 2008 as compared to net loss of $272,960 (($0.72) basic and diluted) for the like period in 2007.

Chairman and Chief Executive Officer Richard J. Wrensen stated, "In this extremely difficult mortgage environment, we are pleased to continue to report a profit. We also remain confident that the monetization of our mortgage loan portfolio will continue to occur without a material loss." Mr. Wrensen also noted, "Prior to 2007, the Company was externally advised. In early 2006, I recommended and the Board of Directors approved the suspension of new sub-prime mortgage originations and investments. This was the correct strategy. During 2007, our new management team promptly recognized asset impairments and reduced borrowings with free cash flow. In the first half of 2008, these actions restored profitability and prevented material asset write-downs." The Company has previously forecast that it expects to report a profit for the fiscal year ending December 31, 2008.

At the Company's Annual Meeting held on July 2, 2008 the shareholders approved a new name, Eastern Light Capital, Incorporated ("ELC"). Previously both the name change and a new trading symbol were reserved with the American Stock Exchange ("AMEX"). Commencing Monday, August 25, 2008, Eastern Light Capital, Incorporated and will trade on the AMEX under the symbol "ELC." The name change was required pursuant to a termination agreement with the former contract manager.

About Eastern Light Capital

ELC is a specialty lender, organized as a REIT that has historically invested in high yielding, mortgage loans located primarily in California. Until 2007, the Company was externally managed. Historically, only residential loans with a combined loan-to-value of 75% or less were originated for CAIT's mortgage investment portfolio. In early 2006, the Company suspended its mortgage banking business and at year end 2006, all unsold mortgages with a loan-to-value greater than 75% were transferred to ELC and are currently part of ELC's core investment portfolio. ELC is examining strategic changes to its capital structure, investment policies and business model to enhance shareholder value.

Safe Harbor Statement under the Securities Litigation Reform Act of 1995

This document contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. The Company's actual results, operations and liquidity may differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of the Company's investments and unseen factors. As discussed in the Company's filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations of fluctuations in interest rates and levels of mortgage payments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, the liquidity of secondary markets and credit markets, increases in costs and other general competitive factors.

Contact:
Capital Alliance Income Trust Ltd., San Francisco
Gregory Bronshvag
Vice President and Corporate Secretary
(415) 693-9500
IR@caitreit.com
www.caitreit.com (website update pending)